Exhibit 10.1

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 18, 2014 (the “Effective Date”), by and between EFACTOR GROUP CORP., a Nevada corporation (“Employer”) with its principal address at 425 2nd Street, San Francisco, CA 94107, and MARK V. STANICH (the “Employee”), an individual residing at 1000 Edgewood Ave., Pelham Manor, NY 10803 USA.

RECITALS:

WHEREAS, the Employee desires to be employed by the Employer, and the Employer desires to employ the Employee; and

WHEREAS, the parties have agreed upon mutually satisfactory terms of employment as hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties agree as follows:

1.      Nature of Employment. The Employer hereby agrees to employ the Employee and the Employee hereby agrees to accept employment with the Employer as of the Commencement Date (defined below) upon the terms and conditions hereinafter set forth. During the Term, the Employee’s principal location of employment shall be at the Employer’s executive offices in New York City (Manhattan), New York (the exact location to be mutually agreed), except for customary business travel on behalf of the Employer. The Employee represents to the Employer that his entry into and performance of his duties pursuant to this Agreement will not breach any other agreement or obligation of the Employee.

2.      Title and Duties. During the Term (as defined below), the Employer shall employ the Employee and the Employee shall serve the Employer. Subject to the authority of the Board of Directors of the Employer (the “Board”), the Employee shall perform such executive and managerial duties and responsibilities, consistent with his title and position, as may be assigned to him from time to time by or under authority of the Board. In addition, during the Term, Employee will be remain an executive member of the Board.

The Employee agrees to serve the Company as Managing Director, upon the terms and conditions contained herein.

3.      Service and Non-Competition. During the Term, the Employee shall devote his time, attention and energy to the business of the Employer. Notwithstanding the foregoing, subject to approval of the Board (which will not be unreasonably delayed or withheld), the Employee shall be permitted to serve on corporate and advisory boards of other entities which are not directly competitive with the Employer, and to engage in charitable and civic activities, non-profit and for-profit consulting activities, and other requested activities, provided that such activities (individually or collectively) do not materially interfere with the performance of the Employee’s duties or responsibilities under this Agreement.

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For a period of one (1) year after he ceases to be employed by the Company under this Agreement, Employee will not directly compete with or be engaged in the same business as the Company, or be employed by, or be a director, officer, employee, owner, or partner of, any business or organization which at the time of such cessation, competes with or is engaged in the same business as the Company, except that in each case the provisions of this Section 3 will not be deemed breached merely because the Executive owns not more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of national securities exchange.

4.      Term. The term of Employee’s employment under this Agreement (the “Term”) shall commence on December 1, 2014 (the “Commencement Date”). The Term shall continue from the Commencement Date for a period of three (3) years until the earlier of (i) the third (3rd) anniversary of the Commencement date ; (ii) 30 days prior to the date of the company’s proposed uplist to NASDAQ or other major U.S. exchange; and (iii) such earlier date on which the Employee’s employment is terminated pursuant to this Agreement. Unless sooner terminated in accordance with this Agreement, the Term shall automatically be renewed and extended on the same terms and conditions as are then in effect (or such other terms as are agreed upon in writing by mutual agreement by both Employer and Employee) for successive periods of two (2) years each unless either party hereto shall have notified the other party hereto in writing that such extension shall not take effect at least one hundred eighty days (180) days prior to the end of the initial Term or of any extension. The termination of this Agreement pursuant to clause (i) above or by the Employer pursuant to the preceding sentence shall not, in and of itself, constitute a termination of employment for purposes of Section 11.

5.      Compensation: For all services rendered by the Employee during the Term in his capacity as Managing Director, the Employer shall pay and the Employee shall accept the following:

A.       Base Stipend. The Employer shall pay to the Employee a stipend of twenty-thousand U.S. dollars ($20,000) per month from the effective start date of the Term. Half of such stipend ($10,000) shall be paid in cash to Employee, and half of such stipend ($10,000) shall be accrued in mutual agreement to the date of the proposed uplift to NASDAQ or other major exchange, or a major funding round of at least $2 million, whichever occurs earlier.

B.       One-Time Bonus. In addition to the payments of the Base Stipend set forth above, Employee shall be eligible to receive, in respect of such Initial Phase, a one-time annual cash bonus of Two Hundred Fifty Thousand U.S. Dollars ($250,000), per annum or prorated for the number of months which Employee serves during the Term. (As example and for the avoidance of doubt, if the Term were to last four (4) months then the Employee would receive a one-time bonus of US $83,333.00).

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6.      Equity and Other Compensation

A.       Equity Compensation.

(i)           Upon the Commencement Date, the Employer shall reserve for the Employee Six Million (6,000,000) shares of restricted common stock, par value $0.001 per share (the "Stock") of the Employer (the "Stock Grant"). The Stock Grant shall be issued in three equal tranches of Two Million (2,000,000) shares each on January 1, 2015 ; January 1, 2016 ; and January 1, 2017 ; In addition, the Employee will participate in the Employer’s annual stock incentive program, receiving awards as determined by the Compensation Committee from time to time. Upon a Change in Control (as defined below) of the Employer, termination of Employee’s employment without Cause or with Good Reason, or Employee’s earlier death or Disability, all unvested equity awards held by the Employee shall become fully vested (except that in the case of Employee’s death or Disability, vesting shall accelerate through the date that is one (1) year following the date of death or Disability).

(ii)          Upon the Commencement Date, Employee will also be granted a stock option under the Employer’s Stock Option Plan (to be implemented subject to Board Approval) to purchase a number of shares of Stock equal to two and on-half percent (2.5%) of the then-current outstanding shares (on a fully-diluted basis) at an exercise price equal to the average daily-weighted market value of that Stock over the three (3) months immediately preceding the grant date. The option will fully vest after one (1) year, with an expiration at ten (10) years, accelerating upon Change in Control, termination of Employee’s employment without Cause or with Good Reason, or Employee’s earlier death or Disability (except that in the case of Employee’s death or Disability, vesting shall accelerate through the date that is one (1) year following the date of death or Disability).

B.       Fringe Benefits. Employee shall be entitled to participate in or receive benefits under any fringe benefits generally available to full-time “C-level” executive employees and/or founders of the Employer from time to time, such as group health insurance, group dental insurance, group term life insurance and retirement benefits under any qualified retirement plan maintained by the Employer, provided that the Employee meets the eligibility requirements for such participation.

C.       Legal Expenses. The Employer shall reimburse Employee for his legal fees in connection with the negotiation and execution of this Agreement, in an amount not to exceed Fifteen Thousand Dollars ($15,000). Such expenses to be deferred until a major funding event occurs for Company of a minimum of Two Million Dollars (US$2,000,000).

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7.      Expense Reimbursement. The Employer shall reimburse the Employee for all reasonable expenses incurred by him in the performance of his duties hereunder in accordance with a mutually agreed T&E budget (which will be no less than $85,000 per fiscal year), and with the Employer’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment and including such airline, industry group and/or other relevant club memberships, as approved by the Board. If such expenses are paid directly by Employee, Employer shall promptly reimburse him for such payment, provided that Employee provides proper documentation thereof in accordance with the Employer’s policy, as established by the Board. Employee shall be expected to fly economy class for short haul U.S. domestic flights during the first year of the Term, but shall be entitled to business class air travel (or best available if business class is unavailable) for international or transcontinental U.S. flights and to deluxe/luxury class hotels, subject to the mutually-agreed annual T&E budget. Upon the Employee’s request, the Employer shall also reimburse the Employee for the reasonable costs of annual federal and state tax preparation. If Employee and Employer mutually agree that Employee shall relocate more than seventy-five (75) miles from New York City, then the parties will negotiate in good faith reimbursement of relocation expenses and an appropriate compensation package, consistent with then-current industry-standard relocation packages for Chief Executive Officers. Any projected income tax increase for the Employee pursuant to the preceding two (2) sentences will be subject to a “gross-up” by the Employer using the so-called “true up” method.

To the extent any reimbursement provided for under this Agreement constitutes taxable income to the Employee for federal income tax purposes, such reimbursements shall be made no later than April 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. Moreover, to the extent that any reimbursement of expenses or in-kind benefits provided for in this Agreement constitutes taxable income to the Employee for Federal income tax purposes, (i) any such reimbursements shall be made no later than April 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred, (ii) the amount of the reimbursements for expenses or in-kind benefits provided in any taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (iii) any such reimbursements and in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

8.      Vacation and Holidays. The Employee shall be entitled to five (5) weeks of paid vacation each full calendar year (and a pro-rated number of days for less than full calendar years during the Term). Such vacation shall be taken at such times as are convenient for the Employee and the Employer and shall be in accordance with Employer’s vacation policies for its “C-level” executives and key management personnel. In addition to such vacation time, the Employee shall be paid for all legal U.S. holidays.

9.      Confidential Information. Except as may be required or appropriate in connection with the Employee’s carrying out his duties under this Agreement, the Employee shall not, without the prior written consent of the Employer or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Employer (in which case the Employee shall cooperate with the Employer in obtaining a protective order at the Employer’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Employer and those designated by the Employer or on behalf of the Employer in the furtherance of its business or to perform his duties hereunder, any trade secrets or confidential information, knowledge or data relating to the Employer, its affiliates or any businesses or investments of the Employer or its affiliates, obtained by the Employee during his services to the Employer that is not generally available public knowledge (other than as a result of acts by the Employee in violation of this Agreement).

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10.         Non-Disparagement. Neither during the Term nor at any time thereafter shall Employee or Employer disparage the other (or, in the case of the Employer, any of its subsidiaries or affiliates) or any of their respective directors, officers, employees, investors, successors and assigns by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons or entities (provided, that, notwithstanding the foregoing, truthful responses provided by Employee or Employer (or their respective employees or representatives) in good faith to any subpoena, interrogatory or other legal request or requirement which may be considered to be disparaging shall not be deemed to violate this Section).

11.         Termination Without Cause or for Good Reason. The Employer has the right to terminate Employee’s employment without Cause, and the Employee may terminate his employment with the Employer for Good Reason (as defined below), at any time. In the event that Employee’s employment is terminated without Cause (other than by reason of his death or Disability (as defined below)), or by the Employee for Good Reason, the Employer shall:

A.       pay to Employee the Base Salary and Board Stipend earned, and any accrued and unpaid Annual Performance Bonus, through the date of termination (pro-rated for any partial year);

B.       reimburse Employee for any expenses pursuant to Section 6;

C.       if such termination is prior to the fourth (4th) anniversary of the Commencement Date: (i) pay to Employee the Base Salary for the remainder of the Term in a lump sum within fifteen (15) days following termination, plus continued payment of the Base Salary for an additional twelve (12) months following termination if such termination is within one year of Term’s expiration, in accordance with the Employer’s normal payroll practices for its executives and key management personnel (as if such termination had not occurred); and (ii) pay Employee the Annual Performance Bonus at target (100%) for the remainder of the Term in a lump sum; provided, however, that such payments are expressly conditioned upon the execution and delivery of the Release (defined below) and the timing of such payments shall be subject to Sections 19G and H below;

D.       if such termination is after the fourth (4th) anniversary of the Commencement Date, pay to Employee the Base Salary for the remainder of the Term in a lump sum within fifteen (15) days following termination, plus continued payment of the Base Salary for an additional twelve (12) months following termination if such termination is within one year of Term’s expiration, in accordance with the Employer’s normal payroll practices for its executives and key management personnel (as if such termination had not occurred); provided, however, that such payments are expressly conditioned upon the execution and delivery of the Release and the timing of such payments shall be subject to Sections 19G and H below;

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E.       continue providing Employee’s (and Employee’s family members’, as applicable) then-current health insurance at the Employer’s sole expense for the period described in the preceding Section 10.C ; and

F.       All unvested Stock, option and other equity awards held by the Employee shall become immediately and automatically fully vested.

No purported termination by the Employee for Good Reason shall be effective without proper delivery of a notice of termination (which, to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment, and sets forth the effective date for such termination) by the Employee, with an effective date of termination occurring within sixty (60) days following the expiration of the Employer’s cure period described below. “Good Reason” shall mean the occurrence of any of the following conditions which remain uncured for a period of thirty (30) days after the Employer’s receipt of written notice thereof:

(i)	A material breach by the Employer of this Agreement;

(ii)	A reduction in Base Salary or bonus opportunity without the Employee’s consent;

(iii)	A change in Employee’s authorities, duties or responsibilities (including, without limitation, his direct reporting structure) without the Employee’s consent; or

(iv)	Any change (imposed without the Employee’s consent) in the Employee’s principal place of employment from New York City (Manhattan).

The Employee shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of subsequent employment. Additionally, amounts owed to the Employee under this Agreement shall not be offset by any claims the Employer may have against the Employee, and the Employer’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Employer may have against the Employee or others.

12.         Termination Due to Death. This Agreement shall automatically terminate immediately upon the death of the Employee. Upon such a termination, the Employer will:

A.       pay to Employee’s estate the Base Salary and Board Stipend earned, and any accrued and unpaid target Annual Performance Bonus, through the date of termination (pro-rated for any partial year);

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B.       reimburse Employee’s estate for any expenses pursuant to Section 6; and

C.       All unvested Stock, options and other equity awards held by the Employee shall become immediately and automatically fully vested.

13.         Termination Due to Disability. The Employer may immediately terminate the Employee’s employment hereunder due to the Employee’s disability by written notice to the Employee. For purposes of this Agreement, “Disability” means, if by reason of illness, physical incapacity or mental incapacity, the Employee is adjudicated to be incompetent to manage his person or property by a court of competent jurisdiction or is determined by a qualified medical professional, who is selected by the Board and has consulted in good faith with Employee’s regular physician, to be incapable of performing his “essential functions” (as defined in 29 CFR 1630.2) as an employee of the Employer or is actually incapable of performing his “essential functions” as an employee of the Employer, for a period of either one hundred eighty (180) consecutive days or for a cumulative period of one hundred eighty (180) days in any consecutive twelve (12) month period. For purposes of this Agreement, disability shall be deemed to occur on the earlier of the date that the determination is made or the inability to perform his “essential functions” for the relevant period occurs. Upon such a termination of employment, the Employer will:

A.       pay to Employee the Base Salary and Board Stipend earned, and any accrued and unpaid target Performance Bonus, through the date of termination (pro-rated for any partial year);

B.       reimburse Employee for any expenses pursuant to Section 6; and

C.       All unvested Stock, options and other equity awards held by the Employee shall become immediately and automatically fully vested.

14.         Termination With Cause. The Employer shall have the option to immediately terminate this Agreement for “Cause” (as defined below). Upon such a termination for Cause, the Employer shall:

A.       pay to Employee the Base Salary and Board Stipend earned, and any accrued and unpaid target Annual Performance Bonus, through the date of termination (pro-rated for any partial year); and

B.       reimburse Employee for any expenses pursuant to Section 6.

As used herein, “Cause” shall mean the occurrence of any one of the following, as determined by the Board:

A.       breach of fiduciary obligations or act involving material malfeasance in connection with performance of his duties with the Employer, or other willful misconduct or gross negligence in connection with his employment;

B.       The conviction of the Employee by any governmental entity of a criminal offence involving fraud, theft or embezzlement, or for a felony, or plea of guilty or nolo contendere by the Employee to a felony charge involving dishonesty or moral turpitude;

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C.       refusal to substantially perform his duties for the Employer, except in the event that the Employee believes, in good faith, that such duties would cause the Employee or the Employer to be in violation of applicable law, or he becomes Disabled or on account of death, which refusal, is not cured (if curable) within thirty (30) business days after written notice thereof from the Board (which, in the event that Employee believes such duties would violate applicable law, includes a memorandum of law from the Employer’s legal counsel to the effect that such duties are not likely to result in such violation);

D.       material violation of any lawful Employer policies or procedures, of which Employee has been informed in writing and which violation is not ceased within thirty (30) business days after written notice thereof from the Board; or

E.       to the extent not described in clauses A through D above, a material breach of this Agreement by the Employee which is not cured (if curable) within thirty (30) business days of written notice thereof from the Board.

15.         Termination by Employee. The Employee may terminate the Employee’s employment hereunder other than for Good Reason at any time by providing at least thirty (30) days prior written notice to the Employer. Upon such a termination by the Employee, the Employer shall:

A.       pay to Employee the Base Salary and Board Stipend earned, and any accrued and unpaid target Performance Bonus, through the date of termination (pro rated for any partial quarter); and

B.       reimburse Employee for any expenses pursuant to Section 6.

16.         Release; Sole Recourse. As a condition to payment of the compensation to Employee pursuant to Section 11.C or 11.D, Employee must deliver to the Employer a general release in substantially the form attached hereto as Exhibit A (the “Release”). Except as may pertain to Employee’s rights as a holder of Stock, options, or other equity of the Employer, this Agreement sets forth the only obligations of the Employer with respect to the termination of Employee’s employment with the Employer, and Employee acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Agreement (other than the Employee’s right to receive vested benefits to which he is entitled under any qualified retirement plan and his right to continuation coverage that is required to be provided under applicable law in accordance with the terms of any group health plan). In addition, at the time of his termination of employment or resignation from the Employer for any reason, Employee agrees to resign simultaneously from any Board positions or committees of the Employer, if so requested by Employer.

17.         Property of the Employer. Following the termination of the employment of the Employee, the Employee shall deliver and return to the Employer all Employer files, manuals, and all other papers of whatever nature, which are then in the possession, custody or control of the Employee and which pertain to or contain information relative to the business of the Employer, whether or not prepared or compiled by the Employee. The Employee also shall deliver and return to the Employer, as applicable, upon the termination of the employment of the Employee all other property belonging to the Employer and used in the Employer’s business which is then in the Employee’s possession, custody or control, including any computer, telephone or keys.

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18.         Indemnification; Insurance. The Employer agrees that if the Employee is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Employee is or was an employee or director of the Employer or is or was serving at the request of the Employer, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified by the Employer to the fullest extent permitted by applicable law and the Employer’s certificate of incorporation and by-laws, as the same exists or may hereafter be amended, against all reasonably and actually incurred legal expenses and related costs incurred or suffered by Employee in connection therewith provided that Employee cooperates with the Employer in connection with such actual or threatened action, suit, proceeding or investigation, and such indemnification shall continue even if Employee has ceased to be an officer or is no longer employed by the Employer and shall inure to the benefit of Employee’s heirs, executors and administrators. The Employer shall provide the Employee with directors' and officers' liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of the Employer respecting liabilities, and reasonable legal fees and costs, charges and expenses incurred or sustained by Employee (or his legal representative or other successors) in connection with any such proceeding. Unless otherwise provided in an indemnification agreement with the Employer, no indemnity shall be paid by the Employer (i) if it shall be determined by a final judgment or other final adjudication by a court of competent jurisdiction that such remuneration was in violation of law; or (ii) if it is finally determined that, in connection with the above action, suit or proceeding, Employee’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful.

19.         Representations.

A.       The Employee represents and warrants to the Employer that (i) he is not subject to any contract or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform her obligations under this Agreement.

B.       The Employer represents and warrants to the Employee that (i) this Agreement has been duly authorized, executed and delivered by the Employer and constitutes a valid and binding obligation of the Employer and (ii) the employment of the Employee on the terms and conditions contained in this Agreement will not conflict with or result in a breach or violation of the terms of any contract or other obligation or instrument to which the Employer is a party or by which it is bound or any statute, law, rule, regulation, judgment, order or decree applicable to the Employer.

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20.         General Provisions.

A.       Change in Control. "Change in Control" of the Employer shall mean:

(1) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or "group" (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting stock of the Employer; provided that this clause (1) shall not apply with respect to a stockholder of the Employer who beneficially owns more than 50% of the voting stock of the Employer on the Effective Date; or

(2) all or substantially all of the assets or business of the Employer are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of the Employer immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Employer prior to such transaction more than 50% of the voting stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of the Employer or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or

(3) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Employer; or

(4) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of the Employer immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Employer prior to such transaction more than 50% of the voting stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); or

(5) the failure of the Employer to have any securities required to be registered under Section 12 of the Exchange Act.

(6) Notwithstanding the foregoing, in the event of the acquisition by any person, or group of persons acting in concert, of shares of capital stock of the Company enabling such person or person to cast 20% or more of the votes entitled to be voted at any meeting to elect directors (each such event of disposition or acquisition of stock being hereinafter referred to as a “Section 9 Event”).

For purposes of this definition, "the Employer" shall include any entity that succeeds to all or substantially all of the business of the Employer; "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of "more than 50% of the voting stock" shall mean the ownership of shares of voting stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

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B.       Amendment. No amendment or modification of this Agreement shall be binding unless it is in writing, signed by the party against whom enforcement of any amendment or modification is sought.

C.       Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Employee has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement other than as set forth in this Agreement. This written Agreement constitutes the final, complete and exclusive statement and expression of the agreement among the Employer and Employee regarding the subject matter contained herein and of all the terms of such Agreements; they cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by such Agreements. This Agreement reflects the parties’ informed negotiations and any ambiguities are not to be construed against either as the drafting party.

D.       Notices. Any notice or disclosure required or which may be given under this Agreement shall be in writing and either delivered personally, sent by overnight courier or mailed by certified mail, return receipt requested, to the addressee. Such notice or disclosure shall be deemed given when so delivered personally, or if sent by overnight courier, one (1) business day after the date so sent, or if mailed by certified mail, three (3) business days after the date of mailing. Notices and disclosures shall be sent to the address of the addressee stated in this Agreement or to such other address as any addressee shall request by written notice.

The addresses of the parties for the receipt of notice or disclosure shall be as follows:

If to Employer:	at the address first above written
Attn: Marion Freijsen

If to Employee:	at the address first above written with a copy by email to stanich.mark@yahoo.com

With a courtesy copy to:	Adam E. Ritholz, Esq.
Ritholz Levy Sanders Chidekel & Fields LLP
235 Park Avenue South, 3rd Floor
New York, NY 10003

E.       Waiver. Failure by the parties to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or the future performance of any such term, covenant, condition or obligation of either party with respect hereto, and all terms and conditions of this Agreement shall continue in full force and effect.

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F.       Severability. Each of the rights and remedies herein shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to a party at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions.

G.       Section 409A. This Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties intend to structure and operate the payments and benefits described in this Agreement, and the Employee’s other compensation, to be exempt from or to comply with the requirements of Section 409A to the extent applicable. The parties intend that the Employee’s Stock Grant and option grants have been structured to be exempt from or to comply with the requirements of Section 409A to the extent applicable. The Employer agrees not to take any action (or omit to take any action that is required to be taken) in respect thereof (or any other similar award) that is materially inconsistent with, contrary to or in material breach of the terms thereof (or any similar award), other than as required by applicable law, that causes Employee to incur tax in respect of a violation of Section 409A with respect thereto. For the avoidance of doubt, the Employer agrees that any failure to follow the payment terms under the Stock Grant or option grant (or any other similar award granted to Employee) will be considered a material breach. If either party believes, at any time, that any feature of compensation or benefits hereunder does not comply with (or is not exempt from) Section 409A or that any action taken or contemplated to be taken (including any failure to take action) in regards to Employee’s compensation or benefits caused or might cause a violation of Section 409A, such party will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action in order that Employee’s payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A or in order to mitigate any additional taxes that may apply under Section 409A if compliance or exemption is not practicable. The Employer will indemnify the Employee to the greatest extent that it has indemnified or agrees to indemnify any current or former employee who has incurred or incurs the additional taxes under Section 409A in connection with a Stock Grant or similar type of award due to the same or similar circumstances.

H.       Parachute Payments. If any payment or benefit Employee would receive pursuant to a Change in Control or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount and none of the parachute payments are non-qualified deferred compensation subject to Section 409A, then the reduction shall occur in the manner Employee shall elect in writing prior to the date of payment. If any parachute payment constitutes non-qualified deferred compensation subject to Section 409A or Employee fails to elect an order, then the reduction shall occur in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A as non-qualified deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of accelerated vesting of (x) equity-based compensation subject to Section 409A as non-qualified deferred compensation and (y) equity-based compensation not subject to Section 409A with, in each case, the cancellation of accelerated vesting being applied first to vesting that is not subject to Treasury Regulation section 1.280G-1 Q/A 24(c) and subsequently to vesting that is subject to such section. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. The accounting firm engaged by the Employer for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Employer and Employee.

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I.       Successors and Assigns. This Agreement is personal to Employee and shall not be assignable by Employee without the prior written consent of the Employer. The Employer shall be permitted to assign its rights, interests and obligations to any parent, subsidiary or affiliate, or to any other third party, which acquires all or substantially all of the stock or assets of the Employer. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

J.       Arbitration. If any dispute, claim, disagreement or other matter arising from or relating to this Agreement or the alleged breach of this Agreement cannot be settled within thirty (30) days after any party sends written notice to the other party to this Agreement, the parties shall submit such matter to binding arbitration in New York County, New York, administered by the American Arbitration Association under its Employment Arbitration Rules which are then in effect. The arbitrators shall be three (3) disinterested attorneys appointed by the American Arbitration Association each of whom has at least ten (10) years experience in the private practice of law. The powers of the arbitrators shall include, but not be limited to, the awarding of injunctive relief. The defendant in such proceeding shall file an answer to the claim within sixty (60) days after commencement of the claim. The parties shall attend a hearing of the claim with the arbitrator within ninety (90) days after the commencement of the claim. The decision of the arbitrator shall be binding upon the parties and may be enforced by a court of competent jurisdiction. The claimant and the defendant each shall pay their own attorney’s fees and each shall pay one-half (1/2) of the cost of the arbitrator and such arbitration proceeding, except that if one party is determined by the arbitrator to be the “prevailing party” and the other party is determined by the arbitrator to be the “non-prevailing party,” the arbitrator’s award shall require that the “non-prevailing party” pay the arbitration fees and costs and reasonable legal expenses of the “prevailing party.”

K.      Applicable Law. This Agreement is entered into and shall be construed and performed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law).

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L.       Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

M.      Post-Term Cooperation. Employee agrees to cooperate with the Employer at Employer’s sole cost and expense in providing for an orderly transition after the Term (except in the case of death or Disability), which cooperation shall include giving such assistance at reasonable times as may be reasonably requested by the Employer from time to time, including, without limitation, legal matters about which Employee has knowledge by virtue of employment with the Employer.

N.       Counterparts. This Agreement may be executed in several counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

O.       Headings. The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the day and year first above written.

Employer:

EFACTOR GROUP CORP.

By:	/s/ Marion Freijsen
Name: Marion Freijsen
Title: Co-Founder & COO

Employee:

/s/ Mark V. Stanich
MARK V. STANICH

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EXHIBIT A

FORM OF GENERAL RELEASE

General Release of Claims

This General Release of Claims (this "Release"), dated as of _______, 20 , confirms the following understandings and agreements between EFactor Group Corp., a Nevada corporation (the "Company") and Mark V. Stanich (hereinafter referred to as "you" or "your").

In consideration of the promises set forth in that certain employment agreement between you and the Company dated October 10, 2014 (the "Employment Agreement"), as well as any promises set forth in this Release, you agree as follows:

1. Opportunity for Review and Revocation. You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying the General Counsel of the Company, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the "Effective Date"). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employee Release and Waiver of Claims.

(a) In accordance with Section 10 and Section 15 of the Employment Agreement, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees ("Company Releasees" defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Release, including, but not limited to, any legally waivable claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; including any claims or causes of action you have or may have relating to discrimination under federal, state or locate statutes (whether before a court or an administrative agency) including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 (excluding all claims for accrued, vested benefits under any employee benefit or pension plan of the Company subject to the terms and conditions of such plan and applicable law), the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, and the California Civil Code, all as amended from time to time; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

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(b) This Release does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this Release prohibit or bar you from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, you agree to release and waive your right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.

(c) Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to (i) your rights or any other benefits expressly provided under the Employment Agreement, (ii) any rights relating to the Stock Grant or options granted to you pursuant to the Employment Agreement or otherwise or any rights relating to any other outstanding equity awards or (iii) any indemnification or similar rights you may have as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company's by-laws, plan of reorganization or liquidation, other governance documents, or any rights with respect to the Company's directors' and officers' insurance policies.

3. Company Release and Waiver of Claims. The Company covenants that, except for any claim that could be asserted by the Company or its shareholders against you (1) for fraud, breach of fiduciary duty, embezzlement, breach of trust, theft, violation of state or federal securities laws, conversion, misuse or unauthorized disclosure of the Company's confidential, proprietary or trade secret information; (2) brought to enforce the terms and provisions of this Release or the Employment Agreement; or (3) based upon a claim that conduct in which you engaged constituted grounds for termination of your employment for "Cause", as defined in the Employment Agreement, it hereby waives any non-excluded claims and releases you from such non-excluded claims.

4. No Suit. You represent that you have not filed any complaints or charges against the Company with any federal, state, or local administrative agency arising out of your employment with the Company on or prior to the Effective Date.

5. Confidentiality. You agree that you will not disclose to others the fact or terms of this Release, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

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6. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

7. Severability. If any provision of this Release, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Release are declared to be severable. Any waiver of any provision of this Release shall not constitute a waiver of any other provision of this Release unless expressly so indicated otherwise. The language of all parts of this Release shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

8. Governing Law. Any claims arising out of this Release (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of New York, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a court of competent jurisdiction in New York County, New York, and the parties hereby submit to the jurisdiction and venue of any such court.

9. Counterparts. This Agreement may be executed in two or more counterparts (including facsimiles), each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

10. No Admission. This Agreement shall not be construed as an admission by you or the Company of any wrongful act, unlawful discrimination, or breach of contract.

IN WITNESS WHEREOF, the undersigned parties have executed this Release as of the date first written above.

EFACTOR GROUP CORP.

By:
Name:	Marion Freijsen
Title:	Co-Founder & COO

EMPLOYEE:

Mark V. Stanich

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